Consent of Independent Registered Public Accounting Firm	Exhibit 23.1

We consent to the incorporation by reference in Registration Statements of Comcast Corporation on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976 and 333-161468) and Form S-3 (Nos. 333-158816) of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of Comcast Corporation, and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 25, 2011

Comcast 2010 Annual Report on Form 10-K